Exhibit 99.1

Mark Templeton Appointed to Health Catalyst Board of Directors

SALT LAKE CITY, UT, May 12, 2020 — The board of directors (the “Board”) of Health Catalyst, Inc. (“Health Catalyst,” Nasdaq: HCAT), a leading provider of data and analytics technology and services to healthcare organizations, named Mark Templeton to its Board and its nominating and corporate governance committee, effective June 15, 2020. Mr. Templeton was appointed to fill an upcoming vacancy after Promod Haque’s current term expires at Health Catalyst’s 2020 annual meeting of its stockholders on June 12, 2020. Mr. Templeton will serve until Health Catalyst’s 2022 annual meeting of its stockholders.

“We are honored to add Mark Templeton to our Board to enhance Health Catalyst’s ability to continue to achieve our mission to be the catalyst for massive, measurable, data-informed healthcare improvement,” said Dan Burton, CEO of Health Catalyst.

Mr. Templeton, most recently CEO of DigitalOcean, spent 20 years of his career at Citrix Systems, Inc., with 14 years as President and CEO after serving as Vice President of Marketing. During his tenure, he led the vision for a software-defined virtual workplace to enable new ways for business and people to work together from anywhere. He also helped nurture a unique culture through the emphasis of core values of conviction, humility, integrity and respect. With these efforts, the company transformed from a $15 million organization with one product, one customer segment and one go-to-market path, to a global enterprise with annual revenues of more than $3B and 100 million users worldwide.

“I have always been inspired by mission-driven companies and believe they outperform and out-innovate their peers,” said Mr. Templeton. “I greatly respect all that Health Catalyst has accomplished, including the nurturing of its passionate, engaged culture, which has been such an important contributor to its success. Health Catalyst has tremendous potential to drive the next wave of transformative change across the healthcare industry by enabling meaningful, data-informed healthcare improvements. I look forward to lending my perspectives and expertise to support the Board and the Health Catalyst team in the journey to grow and scale.”

“Mark’s tremendous depth of experience transforming and growing an organization through both the innovation of an extensive product portfolio and dramatic global expansion will be greatly valued by our Board. His world-class expertise in leading scalable growth will be invaluable in coming the months and years,” Mr. Burton said.

About Health Catalyst

Health Catalyst is a leading provider of data and analytics technology and services to healthcare organizations, committed to being the catalyst for massive, measurable, data-informed healthcare improvement. Its customers leverage the cloud-based data platform-powered by data from more than 100 million patient records and encompassing trillions of facts—as well as its analytics software and professional services expertise to make data-informed decisions and realize measurable clinical, financial, and operational improvements. Health Catalyst envisions a future in which all healthcare decisions are data-informed.

Health Catalyst Media Contact:

Kristen Berry
Vice President, Public Relations
+1 (617) 234-4123
healthcatalyst@we-worldwide.com